MULTI-MARKET RADIO, ANNOUNCES SERIES OF TRANSACTIONS
        IN CONJUNCTION WITH ITS PENDING MERGER WITH SFX BROADCASTING

      NEW YORK -- (BUSINESS WIRE) -- OCT. 8, 1996 -- MULTI-MARKET RADIO, INC. (NASDAQ: RDIOA) today announced that together with SFX Broadcasting Inc. (NASDAQ: SFXBA) it commenced mailing a joint proxy statement in connection with the shareholder meetings of the two companies to be held on November 22, 1996.

      The joint proxy statement seeks approval of, among other matters, a proposed merger transaction pursuant to which MMR will become a wholly-owned subsidiary of SFX. The joint proxy statement was mailed to holders of record of Class A Common Stock of both companies as of Oct. 1, 1996.

      As contemplated by the merger agreement with SFX, MMR also announced today that it commenced an exchange offer for its outstanding Class
B Warrants (NASDAQ: RDIOZ). The company is offering one share of Class A
Common Stock in exchange for each five Class B Warrants properly tendered in the exchange offer. The exchange offer expires on Nov. 6, 1996 at 5:00 p.m., New York City time, unless extended. Offering circulars relating to the exchange offer, along with instructions for their tender in the exchange offer, are being mailed today to holders of Class B Warrants. The exchange offer is not dependent on the consummation of the Merger.

      The company also announced that it has elected to redeem all of its outstanding Class A Warrants (NASDAQ: RDIOW). Each outstanding Class A
Warrant which is not validly exercised by Nov. 7, 1996 at 5:00 p.m., New
York City time, will be redeemed on the following day for $0.01. Any Class A Warrants which have not been exercised prior to the exercise deadline will no longer be exercisable, and their holders will have no further rights except to receive the redemption payment of $0.01 per Class A Warrant upon surrender of their certificates. The company has the right to redeem the Class A Warrants because the average closing bid price of Class A Common Stock has exceeded $10.75 per share for a period of 20 consecutive business days. Notices of redemption of Class A Warrants are mailed today to holders of Class A Warrants, along with instructions for their exercise. The redemption is not dependent on the consummation of the Merger.

      Information regarding the Merger, the exchange of Class B Warrants and the redemption of Class A Warrants can be obtained from the Company's information agent, Georgeson & Company Inc., at (800) 223-2064.

      As previously announced a lawsuit was filed against the company by a stockholder seeking either to enjoin the Merger or to receive monetary damages from the company and other defendants. The plaintiff sought certification of the lawsuit as a class action. On Sept. 25, 1996, the company entered into a memorandum of understanding which constitutes an agreement in principle to settle the lawsuit. The settlement provides, among other things, that the consideration to be received by stockholders of the company in the Merger will be guaranteed to be at least $12.50 per share, subject to certain conditions and adjustments, if the price of Class A Common Stock of SFX during the specified valuation period is not less than $32.00 per share.

      In all other respects, including upward adjustments in consideration to the stockholders of MMR, if the SFX common share price increases above $44.00, and downward adjustments in consideration if the SFX common share price decreases below $32.00, the merger agreement remains in full force and effect. On Oct. 7, 1996, SFX common closed at $45.50 per share.

      Multi-Market Radio, headquartered in New York City, currently owns or sells advertising on behalf of nine radio stations in five markets.

                                 2